UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  February 3, 2010
(Date of earliest event reported)

VITACOST.COM, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34468 (Commission File No.)	37-1333024 (IRS Employer Identification No.)

5400 Broken Sound Blvd. NW – Suite 500
Boca Raton, Florida 33487-3521
(Address of Principal Executive Offices)

(561) 982-4180
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

[Missing Graphic Reference]Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e). Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On June 30, 2009, Vitacost.com, Inc. (the “Company”) entered into a First Amendment to Employment, Non-Competition and Proprietary Rights Agreement with Ira Kerker (the “Kerker Amendment”) and a First Amendment to Employment, Non-Competition and Proprietary Rights Agreement with Richard Smith (the “Smith Amendment”).  Both the Kerker Amendment and the Smith Amendment are provided as an exhibit to the Company’s S-1 filed on August 24, 2009, which became effective as of September 23, 2009.  The Kerker Amendment and the Smith Amendment provided that “[a]t some time during the period of 120 to 150 days following the initial closing of the IPO, the Company’s compensation committee shall review Employee’s total compensation package and should the Company determine that it is appropriate to increase any of Employee’s compensation, then the Company shall increase Employee’s compensation accordingly.”

On February 3, 2010, the Board of Directors approved the recommendation of the Compensation Committee to increase the total compensation packages of each Mr. Kerker and Mr. Smith based on current market practices.   The changes to the compensation packages are as follows:

Mr. Kerker’s compensation package:  The Board of Directors approved an increase in Mr. Kerker’s base salary to $280,000.  Furthermore, the Board of Directors approved a quarterly bonus plan whereby Mr. Kerker can earn quarterly bonuses of up to $70,000 per quarter based on achieving certain goals related to the Company’s net sales and net income, plus an annual bonus of up to $250,000 based on achieving certain goals related to the Company’s net income.

Mr. Smith’s compensation package:  The Board of Directors approved an increase in Mr. Smith’s base salary to $254,000.  Furthermore, the Board of Directors approved a quarterly bonus plan whereby Mr. Smith can earn quarterly bonuses of up to $35,000 per quarter based on achieving certain goals related to the Company’s net sales and net income, plus an annual bonus of up to $100,000 based on achieving certain goals  related to the Company’s net income.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    February 3, 2010

VITACOST.COM, INC.

By:	/s/ Richard P. Smith
Name: Richard P. Smith
Title: Chief Financial Officer